Exhibit 99.1

First National Community Bancorp, Inc. Retains

Sandler O’Neill to Explore Capital

and Strategic Alternatives

(Dunmore, PA) — January 27, 2011 - First National Community Bancorp, Inc., (OTC Markets Group, Inc.: FNCB.PK) the parent company of Dunmore-based First National Community Bank, today announced that its Board of Directors has retained Sandler O’Neill + Partners, L.P. (Sandler O’Neill) as its financial adviser to assist the company in evaluating possible capital and strategic alternatives.

First National Community Bank (Bank) entered into a Consent Order with the Office of the Comptroller of the Currency on September 1, 2010. The Consent Order, among other mandates, requires that the Bank achieve minimum capital ratios equal to 13% for total capital as a percentage of risk-weighted assets, and 9% for Tier 1 capital as a percentage of adjusted total assets.

“We are pleased to have the investment banking expertise and experience of Sandler O’Neill as we execute on our capital plan and work towards fulfilling the Consent Order requirements,” said Jerry A. Champi, Interim President and Chief Executive Officer. “The primary focus of our entire organization remains resolving our regulatory and financial issues as quickly as possible.”

About First National Community Bank:

First National Community Bancorp, Inc. is the financial holding company of First National Community Bank, which provides personal, small business and commercial banking services to individuals and businesses throughout Lackawanna, Luzerne, Monroe and Wayne Counties in Northeastern Pennsylvania. The institution was established as a National Banking Association in 1910 as The First National Bank of Dunmore, and has been operating under its current name since 1988.

For more information about FNCB, visit www.fncb.com.

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This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements of intentions and expectations as to the Company’s ability to comply with the provisions of the Consent Order and the impact of the Order on the Company.  In some cases, forward-looking statements can be identified by the use of such words as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “intends,” “estimates,” “potential,” “continues,” “should” and similar words or phrases. These statements are based upon current and anticipated conditions, including but not limited to the condition of the capital markets for community banks, investor interest, and the results of the Company’s ongoing efforts to complete restatements of its prior financial disclosures and to become current in its periodic reporting obligations, which by their nature are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties, actual future operations, events and results may differ materially.  Readers are cautioned against placing undue reliance on any such forward-looking statement.

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MEDIA CONTACT:	INVESTOR CONTACT:

Joseph J. Earyes	Edward J. Lipkus
SVP and Retail Banking Officer	EVP and Chief Financial Officer
First National Community Bank	First National Community Bancorp
(570) 558-6701	(570) 348-6438
jearyes@fncb.com	elipkus@fncb.com